Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the inclusion in this Pre-Effective Amendment No. 1 to Registration Statement on Form S-1 of our report dated June 14, 2007, on our audits of the consolidated financial statements of First Federal Savings Bank as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, appearing in the Prospectus, which is a part of this Pre-Effective Amendment No. 1 to Registration Statement on Form S-1. We also consent to the references to our firm under the caption “Experts” included in such Prospectus.

/s/ BKD, LLP
BKD, LLP
Louisville, Kentucky
August 31, 2007